Exhibit 99.01

Houghton Mifflin Company Reports Third Quarter 2006 Results

BOSTON—November 9, 2006—Houghton Mifflin Company today announced financial results for the third quarter of 2006. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. (together, the “Company”). HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“Our results for the third quarter highlight our disciplined approach to managing our bottom line, and we are pleased to have delivered solid financial results despite limited revenue growth opportunities this year, resulting from a flat basal market. The 2005 results include several large wins that were not expected to repeat in 2006,” said Tony Lucki, chairman, president and chief executive officer. “We remain focused on, and excited about, the significant adoption market growth expected to begin next year.”

Three months ended September 30, 2006

For the three months ended September 30, 2006, the Company reported net sales from continuing operations of $601.0 million, compared to net sales of $610.1 million for the three months ended September 30, 2005.

Net sales from the K–12 Publishing segment were $440.6 million in the third quarter of 2006, a decrease of $11.0 million, or 2.4%, from $451.6 million reported in the third quarter of 2005. Lower sales of elementary reading, primarily due to a large purchase in 2005 by Miami-Dade County Public Schools, lower sales of elementary and secondary math, due to limited adoption opportunities this year, lower sales of secondary world languages and language arts, and lower sales in the Assessment Division more than offset higher sales of elementary science and spelling and secondary social studies and science.

The College Publishing segment reported net sales of $119.7 million for the third quarter of 2006, an increase of $1.4 million from $118.3 million reported for the same period in 2005. The increase was primarily due to higher sales of advanced placement materials in California.

The Trade and Reference Publishing segment’s net sales were $40.7 million in the third quarter of 2006, a slight increase from $40.2 million reported for the third quarter of 2005. Significant sales in the quarter included Curious George titles, in connection with the September debut of a children’s television program based on the character and the release of the film earlier this year.

The Company reported operating income from continuing operations of $239.0 million, an increase of $16.4 million, or 7.4%, from $222.6 million reported in the third quarter of 2005. The increase primarily resulted from a decrease in selling and administrative expenses and lower pre-publication and publishing rights amortization, due to a change in the useful life attributed to most pre-publication costs in the K–12 Publishing segment from three to five years, partially offset by the impact of a decline in net sales.

Net income from continuing operations was $176.0 million for the third quarter of 2006, an increase of $54.2 million, or 44.5%, from $121.8 million in the year-ago quarter. The increase was due to the higher operating income and a lower tax provision. The Company reported a provision for income taxes of $28.2 million in the third quarter of 2006, compared to an income tax provision of $66.6 million reported in the third quarter of 2005. The lower provision for income taxes in the 2006 quarter is due to the use of the discrete method to calculate the provision in 2006 compared to the estimated annual effective income tax rate method used in 2005.

Cash flow provided by continuing operating activities was $141.0 million in the third quarter of 2006, compared to $130.9 million in the third quarter of 2005. The improvement was primarily due to a decrease in cash used for inventory purchases and a decrease in cash outflow from accounts payable, due to the timing of payments.

Capital expenditures excluding pre-publication costs totaled $14.9 million in the third quarter of 2006, compared to $18.2 million in the third quarter of 2005, and include investments in back-office systems and new technology platforms and tools to support online products in the K–12 Publishing segment. Pre-publication costs were $26.8 million, compared to $30.8 million in the third quarter of 2005.

Operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was $99.3 million in the third quarter of 2006, a 21.3% improvement from $81.9 million reported in the third quarter of 2005, due to the higher cash flow from operations.

EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization, increased by 2.2% to $287.4 million in the third quarter of 2006, from $281.3 million reported in the third quarter of 2005, primarily driven by improvements in cost of sales and selling and administrative expenses, partially offset by lower sales.

Nine months ended September 30, 2006

For the nine months ended September 30, 2006, the Company reported net sales from continuing operations of $1,054.7 million, a decrease of $12.7 million from net sales of $1,067.4 million reported for the nine months ended September 30, 2005.

Net sales from the K–12 Publishing segment were $779.9 million, a decrease of $18.2 million, or 2.3%, from $798.1 million reported in the 2005 period. Lower sales of elementary reading, lower sales of elementary and secondary math, due to limited adoption opportunities this year, lower sales of world languages, and lower sales in the Assessment Division more than offset higher sales of elementary and secondary science and secondary social studies.

The College Publishing segment reported net sales for the nine months ended September 30, 2006, of $180.7 million, an increase of $7.0 million, or 4.0%, from $173.7 million reported for the same period in 2005. The increase was primarily due to higher sales of both frontlist titles, including history and math, and backlist titles, including math and English.

The Trade and Reference Publishing segment’s net sales for the first nine months of 2006 were $94.1 million, a decrease of $1.5 million from $95.6 million reported for the first nine months of 2005. Strong sales of children’s titles, particularly Curious George, in connection with the release of both a major film and television program based on the character, were offset by lower sales in adult titles, due to strong sales in the year-ago period of hardcover titles, including Three Nights in August and Extremely Loud and Incredibly Close, as well as The Gourmet Cookbook.

Significant sales in the 2006 period included Everyman by Philip Roth and Baking: From My Home to Yours by award-winning cookbook author Dorie Greenspan.

Operating income from continuing operations for the first nine months of 2006 increased $12.0 million, or 9.5%, to $138.3 million. Lower pre-publication and publishing rights amortization and lower cost of sales were partially offset by a compensatory bonus of $21.7 million awarded to certain members of management, previously disclosed and made in connection with Houghton Mifflin, LLC and Houghton Mifflin Finance, Inc.’s offering of Floating Rate Senior PIK Notes in the 2006 period. Operating income from continuing operations excluding this bonus increased 26.7% from the year-ago period.

For the nine months ended September 30, 2006, the Company reported a provision for income taxes of $21.9 million, which was $13.8 million higher than the income tax provision recorded in the same period in 2005, primarily due to a change in the method of calculating the tax provision for interim periods. Net income from continuing operations decreased $1.7 million to $16.2 million from $17.9 million, as the higher income tax provision more than offset the higher operating income.

Due to the seasonal nature of our business, the Company normally incurs a net cash deficit from all activities through the middle of the third quarter. Cash used in continuing operating activities increased $18.3 million to $71.3 million in the first nine months of 2006, primarily due to the payment of the compensatory bonus, and decreased cash inflow from accounts receivable due to the timing of collections and lower net sales. These increases in cash used in operations were partially offset by lower inventory purchases in the first nine months of 2006.

Capital expenditures excluding pre-publication costs increased to $48.4 million in the nine months ended September 30, 2006, from $41.1 million in the same period in 2005, as a result of increased investments in back-office systems and new technology platforms and tools to support online products in the K–12 Publishing segment. Pre-publication costs were $1.3 million higher in the 2006 period, due to an increased level of investment in anticipation of upcoming growth in adoption opportunities beginning in 2007.

Operating free cash flow was negative $200.7 million in the first nine months of 2006, compared to negative $173.7 million in the first nine months of 2005. The decrease in operating free cash flow is the result of the compensatory bonus.

EBITDA was $281.3 million in the first nine months of 2006, compared to EBITDA of $294.3 million in the first nine months of 2005. This decrease is due to the payment of the compensatory bonus in the 2006 period. Excluding this payment, EBITDA improved by $8.7 million, or 3.0%, primarily due to lower selling, fulfillment and technology expenses.

Revised Outlook for 2006

Based on results for the third quarter, the Company today also revised its outlook for full-year 2006. The Company now expects that net sales from continuing operations will be flat to down in the low single-digit percent range. However, the Company continues to expect a modest improvement in EBITDA, as cost controls, demonstrated in the first nine months of the year, offset lower revenues. Capital expenditures in 2006 are still expected to be in line with the 2005 spending level of approximately $170 million.

Conference Call Schedule

Houghton Mifflin management will discuss results for the nine months ended September 30, 2006 on a conference call scheduled for this morning, November 9, 2006, at 10:00 a.m. EDT. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States: 866-322-2542

International: 706-634-7466

Conference ID: 9127130

A replay can be accessed by dialing 800-642-1687 beginning approximately two hours following the conference call. The replay will be available through December 10, 2006.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Cheryl Cramer

Vice President, Investor Relations

Houghton Mifflin Company

617-351-5199

cheryl_cramer@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,		Nine Months Ended,
	September 30 2006	September 30 2005	September 30 2006	September 30 2005
	(dollars in thousands)		(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$440,593	$451,605	$779,904	$798,115
College Publishing	119,727	118,258	180,669	173,669
Trade and Reference Publishing	40,641	40,221	94,159	95,595

	600,961	610,084	1,054,732	1,067,379

Cost of sales excluding pre-publication and publishing rights amortization	188,169	194,576	397,634	408,918
Pre-publication and publishing rights amortization	38,810	47,551	113,117	134,928

Cost of sales	226,979	242,127	510,751	543,846
Selling and administrative expenses	133,668	144,146	402,359	394,141
Intangible asset amortization	1,319	1,231	3,310	3,121

Operating income	238,995	222,580	138,312	126,271
Net interest expense	(34,830)	(34,198)	(100,219)	(100,255)
Other income (expense)	5	16	26	(5)

Income from continuing operations before income taxes	204,170	188,398	38,119	26,011
Income tax provision	28,192	66,560	21,880	8,081

Income from continuing operations	175,978	121,838	16,239	17,930

Loss from discontinued operations	0	(506)	(440)	(94)

Net income	$175,978	$121,332	$15,799	$17,836

Other Operating Data:
Reconciliation of operating income to EBITDA:
Operating income	$238,995	$222,580	$138,312	$126,271
Other income (expense)	5	16	26	(5)
Depreciation and amortization	48,436	58,662	143,035	168,001

EBITDA (b)	$287,436	$281,258	$281,373	$294,267

Reconciliation of cash flow from continuing operations to operating free cash flow to:
Cash flow from (used in) operations	$141,041	$130,896	$(71,272)	$(52,970)
Capital expenditures — excluding pre-publication costs	(14,920)	(18,248)	(48,446)	(41,127)
Capital expenditures — pre-publication costs (c)	(26,773)	(30,772)	(80,964)	(79,645)

Operating free cash flow (b)	$99,348	$81,876	$(200,682)	$(173,742)

Consolidated Balance Sheet Information (a):

As of September 30, 2006
(dollars in thousands)

Cash and short-term investments	$50,020
Short-term borrowings	$0
Long-term debt	$1,350,962

Notes to Summary Consolidated Financial Data:

A description of Houghton Mifflin Company’s capital structure can be found in the Company’s most recent quarterly report on Form 10-Q, filed with the SEC.

a.	The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $17.3 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003.

In May 2006, Houghton Mifflin, LLC completed the offering of $300 million aggregate principal of Floating Rate Senior PIK Notes due 2011 (“the Notes”) in a private placement. The Notes are unsecured and are not guaranteed by any of the assets of either HM Publishing Corp. or Houghton Mifflin Company, and accordingly, this debt and related interest expense is not included in the financial statements of HM Publishing Corp. or Houghton Mifflin Company.

b.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. The Company does not intend for EBITDA or operating free cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and does not suggest that investors consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

c.	Pre-publication capital investments include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred.

Effective January 1, 2006, the Company changed the useful life attributed to most pre-publication costs in the K–12 Publishing segment from three to five years. The change in useful life resulted in an estimated $17.6 million decrease in pre-publication amortization in the first nine months of 2006, which was substantially offset by higher pre-publication amortization due to new products introduced in 2006.